EXHIBIT 10.5

Amendment to Attachment A

of the

Form of Global Power Equipment Group Inc.

Restricted Shares Unit Agreement

On July 27, 2012, the Compensation Committee of the Board of Directors of Global Power Equipment Group Inc. (the “Company”) adjusted the performance objective applicable to performance-based restricted stock units granted under the Company’s 2011 Equity Incentive Plan for the 2012 performance cycle to provide that costs or expenses related to the exit of our former Chief Executive Officer (“CEO”) and the hiring of our new CEO, including non-cash stock compensation expense related to the accelerated vesting of our former CEO’s restricted stock unit awards, will be excluded in calculating the level of attainment of the performance objective applicable to those performance-based restricted stock units.